Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

DATED AS OF SEPTEMBER 10, 2024

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ARTICLE V REGISTRATION RIGHTS		18

5.1	Shelf Registration	18

5.2	Registration Procedures	24

5.3	Suspension of Dispositions	28

5.4	Registration Expenses	28

5.5	Indemnification	29

5.6	Other Registration-Related Matters	31

5.7	Termination	31

ARTICLE VI REPRESENTATIONS AND WARRANTIES		32

6.1	Representations and Warranties of the Company	32

6.2	Representations and Warranties of the Initial Stephens Stockholders	32

6.3	No Other Representations or Warranties	33

ARTICLE VII GENERAL PROVISIONS		33

7.1	Termination	33

7.2	Notices	33

7.3	Amendment; Waiver	34

7.4	Further Assurances	34

7.5	Assignment	35

7.6	Third Parties	35

7.7	Governing Law	35

7.8	Jurisdiction; Waiver of Jury Trial	35

7.9	Specific Performance	35

7.10	Entire Agreement	35

7.11	Severability	36

7.12	Table of Contents, Headings and Captions	36

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7.13	Counterparts	36

7.14	Effectiveness of This Agreement	36

7.15	Actions by the Stephens Majority	36

7.16	Confidentiality	37

Exhibit A	Form of Joinder Agreement

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of September 10, 2024, is entered into by and between (i) Diamondback Energy, Inc., a Delaware corporation (the “Company”), (ii) Endeavor Manager, LLC, ACS Capital Holdings, LP, Linda C. Stephens, SFT 1 Holdings, LLC, SFT 2 Holdings, LLC and Wolfrock Energy, LLC  (collectively, “Initial Stephens Stockholders”).

BACKGROUND

WHEREAS, the Company, Endeavor Parent, LLC (“Endeavor”), Eclipse Merger Sub I, LLC (“Merger Sub I”), and Eclipse Merger Sub II, LLC (“Merger Sub II”) and Endeavor Manager, LLC (solely with respect to certain provisions thereto) have entered into that certain Agreement and Plan of Merger, dated as of February 11, 2024 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub I will merge with and into Endeavor, with Endeavor continuing as the entity surviving the merger (the “First Merger”, and such surviving entity, the “First Surviving Company”), followed immediately thereafter, by the merger of the First Surviving Company into Merger Sub II, with Merger Sub II continuing as the entity surviving such merger (together with the First Merger, the “Mergers”), and in connection with the Mergers and other related transactions, the Initial Stephens Stockholders will receive such number of shares of Common Stock (as defined below) as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and as a condition to the consummation of the Mergers, the Company and the Initial Stephens Stockholders are entering into this Stockholders Agreement (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “Agreement”) to set forth certain understandings among such parties, including with respect to certain governance matters; and

WHEREAS, the Company and the Initial Stephens Stockholders intend the rights and obligations set forth herein to become automatically effective upon the closing of the First Merger (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1          Defined Terms.  The following terms have the following meanings when used herein with initial capital letters:

“10% Stockholder” means, in connection with a proposed Transfer of Equity Securities of the Company, any Person or Group that (x) has already filed and still has in effect, or is required to have filed, a Statement of Beneficial Ownership Report on Schedule 13D with the SEC which reports such Person’s or Group’s Beneficial Ownership of 10% or more of the total outstanding Common Stock at the time of such proposed Transfer or (y) after giving effect to such Transfer would Beneficially Own 10% or more of the total outstanding Common Stock.

“Affiliate” means, as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, and also, with respect to a Person who is a natural person, any member of the immediate family of such individual, including such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any other Person who lives in such individual’s household and any trust whose primary beneficiary is such individual or one or more members of such immediate family.  Notwithstanding anything herein to the contrary, for purposes of this Agreement, neither the Company and its Subsidiaries nor the Persons set forth on Schedule 1.1, on the one hand, and the Stephens Stockholders, on the other hand, shall not be considered to be Affiliates of each other.

“Audit Committee” means the audit committee of the Board, or another committee of the Board performing the function of overseeing audit, financial reporting, and similar matters that an audit committee of a public company that is listed on the Exchange customarily oversees.

“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Block Trade” means an Underwritten Offering not involving any “road show” or other substantial marketing efforts by the underwriters, which is commonly known as a “block trade.”

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York, New York, or Midland, Texas are required by Law to close.

“Closing Common Shares” means the shares of Common Stock issued to the Initial Stephens Stockholders as merger consideration in the First Merger under the terms of the Merger Agreement.

“Committee” means any or all of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Safety, Sustainability and Corporate Responsibility Committee and any other committee of the Board.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted and any other common stock of the Company.

“Compensation Committee” means the compensation committee of the Board, or another committee performing the functions of overseeing executive compensation and related matters that a compensation committee of a public company that is listed on the Exchange customarily oversees.

“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company.

“Effective Date” means the date on which the Closing occurs.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, and any and all equivalent or analogous ownership (or profit) or voting interests in any Person that is not a corporation, (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange” means the Nasdaq Stock Market LLC or any other exchange on which the Common Stock is primarily listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Holder” means the Stephens Stockholders, so long as they hold Registrable Securities.

“Law” means any statute, law (including common law), regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including the rules and regulations of the Exchange.

“Minimum Amount” means $250,000,000 (two hundred fifty million dollars).

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.

“Other Matters” means matters other than the election of directors that is presented for a vote of, or approval by written consent by, stockholders of the Company.

“Outstanding Shares” means the aggregate number of Voting Securities outstanding as of the applicable determination time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registrable Securities” means all the Closing Common Shares Beneficially Owned by the Holders, and any securities into which such shares of Common Stock may be converted or exchanged pursuant to any merger, consolidation, sale of all or any part of its assets, corporate conversion or other extraordinary transaction of the Company; provided, however, that Registrable Securities shall cease to be Registrable Securities when they (i) have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) have been transferred or sold to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement, or (iv) cease to be outstanding.  Notwithstanding the foregoing, any securities held by any Holder that together with its Affiliates beneficially owns less than 2% of such class or series of securities and that may be sold under Rule 144(b)(1)(i) without limitation under any of the other requirements of Rule 144 will be deemed not to be Registrable Securities.

“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the Company’s performance of or compliance with this Agreement, including, without limitation:  (i) SEC, stock exchange, Financial Industry Regulatory Authority, Inc. and other registration and filing fees; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, messenger and delivery expenses; (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants, reserve engineers, and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort” letters required in connection with or incident to any registration); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the Exchange or the quotation of Registrable Securities on any inter-dealer quotation system; (vi) the fees and expenses incurred by the Company in connection with the road show, if any, for a Marketed Underwritten Shelf Takedown; and (vii) reasonable and customary fees and expenses of counsel to the Holders in connection with the filing or amendment of any Registration Statement or Prospectus hereunder; provided that, with respect to any offering, Registration Expenses shall only include such fees and expenses of one counsel to the Holders and one local counsel per jurisdiction with respect to any offering (which, in each case, shall be chosen by the Holders of a majority of Registrable Securities to be included in such offering).

“Registration Statement” means any registration statement of the Company that covers the resale of any Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or Prospectus.

“Restricted Entities” means (i) any exploration and production company with significant operations in the Permian Basin or otherwise in proximity to the Company’s operations or (ii) any Person that is a material supplier or customer of the Company.  For the purpose of this definition, (x) “significant operations” of any Person means operations from which such Person derived, on average, more than 50,000 barrels of oil-equivalent daily during the most recently completed fiscal year, and (y) “material supplier or customer” means a supplier or customer to whom the Company paid, or from whom the Company received, at least $250 million in consideration in the prior calendar year.

“Restricted Persons” means (i) any Restricted Entity and (ii) any 10% Stockholder.

“Safety, Sustainability and Corporate Responsibility Committee” means the Safety, Sustainability and Corporate Responsibility Committee of the Board and any successor committee of the Board thereto.

 “SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Selling Expenses” means the underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions and any transfer taxes, in each case, applicable to all Registrable Securities registered by the Holders and the fees and expenses of counsel engaged by any Holder (other than expenses for counsel that are the Company’s expense under the definition of Registration Expenses).

“Shelf Registration Statement” means a “shelf” registration statement of the Company that covers all the Registrable Securities (and may cover other securities of the Company) on Form S-3 and under Rule 415 under the Securities Act or, if the Company is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 5.1, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Standstill Removal Date” means the date on which the Stephens Stockholders cease to Beneficially Own at least 10% of the Outstanding Shares in the aggregate.

“Stephens Majority” means the holders of a majority of the Voting Securities held by all Stephens Stockholders.

“Stephens Stockholders” means the Initial Stephens Stockholders and any Permitted Transferee that becomes an owner of any shares of Common Stock from the Initial Stephens Stockholders or another Stephens Stockholder by virtue of a Transfer described in (x) Section 4.1(b)(i) or Section 4.1(b)(ii) or (y) Section 4.1(b)(iii) or Section 4.1(b)(iv), but subject, in the case of clause (y), to executing a joinder agreement substantially in the form of Exhibit A hereto and agreeing to be bound by the terms of this Agreement as if they were an original party hereto (in the capacity of Stephens Stockholder) .

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to own, Control or have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or member, or general partner, of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of authorized Directors comprising the entire Board.

“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Law, contract or otherwise, (i) the sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person of such Equity Security, in whole or in part, (ii) any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a transfer or other disposition of Beneficial Ownership of, or pecuniary interest in, or the economic consequences of having Beneficial Ownership of, such Equity Security, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security, (iii) short sale of, or trade in, such Equity Security, or entry into any transaction with respect to derivative securities representing the right to vote or economic benefits of, such Equity Security, or (iv) entry into any contract, option or other arrangement or understanding with respect to the matters described in the foregoing clauses (i) to (iii); provided, however, that the following shall not be considered a “Transfer”:  (1) entering into a voting or support agreement (with or without granting a proxy) in support of any merger, consolidation or other business combination of the Company that has been approved by the Board, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger); (2) the grant of a proxy to officers or directors of the Company at the request of the Board in connection with actions to be taken at a general or special meeting of stockholders, (3) the pledge of shares of the Company by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise voting control over such pledged shares and such pledged shares are not transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares by the pledgee shall constitute a “Transfer”; or (4) the fact that the spouse or domestic partner of any Stephens Stockholder possesses or obtains an interest in such holder’s property, arising solely by reason of the application of the community property laws of any applicable jurisdiction.  When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Underwritten Offering” means a sale of shares of Common Stock to an underwriter for reoffering to the public in the United States.

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of Directors.

1.2          Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Advice	5.3
Agreement	Recitals
Approval Requirement	2.1(a)
Blackout Period	5.2(t)
Board Stepdown	2.1(b)
Closing	Recitals
Company	Preamble
Company Governing Documents	4.6
Company Notice	5.1(d)
Confidential Information	7.16
Demand Request	5.1(d)
Designee Qualifications	2.2
Endeavor	Recitals
Financial Counterparty	5.1(c)

First Lock-Up End Date	4.1(a)
First Merger	Recitals
First Surviving Company	Recitals
Initial Stephens Stockholders	Preamble
Joinder Agreement	Exhibit A
Joining Party	Exhibit A
Marketed Underwritten Shelf Takedown	5.1(b)
Maximum Voting Percentage	3.2
Merger Agreement	Recitals
Merger Sub I	Recitals
Merger Sub II	Recitals
Mergers	Recitals
Participating Majority	5.1(e)
Permitted Purpose	7.16
Permitted Transfer	4.1(b)
Permitted Transferee	4.1(b)
Piggyback Underwritten Offering	5.1(g)(i)
Piggybacking Holder	5.1(g)(i)
Records	5.2(l)
Requesting Holder	5.1(d)
Securities Act	4.1(e)
Seller Affiliates	5.5(a)
Stephens Designee	2.1(a)
Stockholders Agreement	Exhibit A
Suspension Notice	5.3
Suspension Period	5.1(h)
Transferred Shares	Exhibit A
Underwritten Shelf Takedown	5.1(b)

1.3          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) the word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified, (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (f) references to “day” mean a calendar day unless otherwise indicated as a “Business Day”, and (g) references to “$” mean U.S. dollars, the lawful currency of the United States of America.  Section references are to this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded.  If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1          Composition of the Board.

(a)           From and after the Effective Date, subject to the terms and conditions of this Article II, the Stephens Majority shall have the right (but not the obligation) to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized Committee thereof shall include, four (4) individuals who meet the Designee Qualifications to serve as Directors.  Each such individual whom the Stephens Majority shall actually designate pursuant to this Section 2.1 shall be referred to herein as a “Stephens Designee.”  The initial Stephens Designees shall be mutually agreed by the Company and the Stephens Majority, and any replacement Stephens Designees shall require the approval (not to be unreasonably withheld) of a majority of the non-Stephens Designee Directors (the “Approval Requirement”).  Subject to Section 2.1(d), if any replacement Stephens Designee does not satisfy the Approval Requirement, the Stephens Majority shall have the right to designate another individual as the replacement Stephens Designee (which process may be repeated, subject to Section 2.1(d), until such time as the replacement Stephens Designee satisfies the Approval Requirement).

(b)           Notwithstanding the foregoing provisions of Section 2.1(a), the number of individuals that the Stephens Majority is entitled to designate to serve as Directors pursuant to Section 2.1 shall be permanently reduced to: (i) two (2) Directors if, at any time, the Stephens Stockholders, in the aggregate, Beneficially Own at least 20% of the Outstanding Shares but less than 25% of the Outstanding Shares; (ii) one (1) Director if, at any time, the Stephens Stockholders, in the aggregate, Beneficially Own at least 10% of the Outstanding Shares but less than 20% of the Outstanding Shares; and (iii) no Directors if, at any time, the Stephens Stockholders, in the aggregate, Beneficially Own less than 10% of the Outstanding Shares.  Any step-down reductions in the number of individuals that the Stephens Majority is entitled to designate to serve as Directors pursuant to the immediately preceding sentence is referred to in either case hereinafter as the “Board Stepdown.”

(c)           In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Stephens Designee, except in the case of vacancy resulting from, or related to, the Board Stepdown, any individual nominated or appointed by or at the direction of the Board or any duly-authorized Committee thereof to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled by, a new Stephens Designee who has satisfied the Approval Requirement and meets the applicable Designee Qualifications, and the Company and the Board shall take, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same as soon as possible following such designation.  The Company will use its reasonable best efforts not to take any action to oppose the exercise by the Stephens Stockholders of any right such Stephens Stockholders may have to cause the resignation of a Stephens Designee.

(d)           In connection with an election of Directors by the stockholders of the Company, the Stephens Majority shall identify the Stephens Designee or Stephen Designees by written notice to the Company no less than one hundred twenty (120) days prior to the date of the meeting of stockholders of the Company to be called for the purpose of electing Directors.  So long as a Stephens Designee meets, and continues to meet at each time of re-election, the applicable Designee Qualifications, the Company shall, to the fullest extent permitted by Law, include such Stephens Designee in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing Directors, and use its reasonable best efforts to cause the election of such Stephens Designee to the Board, including nominating such Stephens Designee to be elected as a Director as provided herein, recommending such Stephen Designee’s election and soliciting proxies or consents in favor thereof.

(e)           The Company shall at all times provide each Stephens Designee appointed or elected to the Board (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to other Directors.  In addition, in his or her capacity as a member of the Board or any applicable Committee on which he or she formally serves as a member, such Stephens Designee shall be entitled to receive (i) any and all applicable Director and Committee fees and compensation that are payable to the Company’s non-employee Directors as part of the Company’s director compensation plan, and (ii) reimbursement of all reasonable, documented out-of-pocket expenses that he or she incurs in connection with performing Board and any applicable Committee duties in accordance with the Company’s expense reimbursement policy applicable to non-employee Directors.

2.2          Qualification of Stephens Designee.

(a)           Each Stephens Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such Stephens Designee ceases to serve as a Director:

(i)           meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Directors, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii)          not be involved in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act;

(iii)         not be subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company;

(iv)         not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Restricted Entity (unless otherwise agreed to by the Nominating and Corporate Governance Committee); and

(v)          be “independent” within the meaning of the Exchange’s rules and regulations and Rule 10A-3 promulgated under the Exchange Act (unless otherwise agreed to by the Nominating and Corporate Governance Committee), it being understood and agreed that the individuals set forth on Schedule 2.2(a)(v) shall be deemed to comply with this Section 2.2(a)(v).

(b)          Each Stephens Designee, as a condition to his or her initial appointment or election to the Board and any re-nomination for election to the Board, must be willing to be interviewed by the Nominating and Corporate Governance Committee on the same basis as any other new or returning, as applicable, candidate for appointment or election to the Board and must be reasonably satisfactory to the Nominating and Corporate Governance Committee acting in good faith.  The Stephens Stockholders, in their capacity as stockholders of the Company, and each Stephens Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be provided by directors, candidates for director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the Exchange, in each case to the same extent requested or required of other candidates for appointment or election to the Board.  It is hereby expressly acknowledged and agreed that in order for a Stephens Designee to be appointed to a Committee, the Board or the applicable Committee may require additional questionnaires and information, as are required or reasonably requested from each other non-Stephens Designee candidate for appointment to such Committee, from such Stephens Designee or the Stephens Stockholders in connection with assessing whether such Stephens Designee satisfies the qualifications, independence and other criteria required for membership of such Committee.

The requirements set forth in this Section 2.2 are referred to, collectively, as the “Designee Qualifications.”  If at any time the Company, the Board or any duly-authorized Committee thereof determines in good faith that any Stephens Designee does not meet the applicable Designee Qualifications, the Stephens Majority shall have the right to designate another individual as the replacement Stephens Designee (which process may be repeated until such time as the replacement Stephens Designee satisfies the applicable Designee Qualifications), subject in each case to Section 2.1(d).

2.3          Service on Specified Boards.  The Stephens Majority shall not designate any individual pursuant to Section 2.1 who, at the time of such designation, is a member or has been nominated to serve as a member of the board of directors or similar governing body of any Restricted Person.  If a Stephens Designee becomes a member of the board of directors or similar governing body of any Restricted Person, such Stephens Designee shall, and the Stephens Stockholders shall use their reasonable best efforts to cause such Stephens Designee to, promptly tender to the Board his or her resignation as a Director.  In the event any Stephens Designee is to promptly tender to the Board his or her resignation as a Director, the Board shall be entitled to take all necessary steps to remove such Director promptly, without prejudice to the Stephens Majority’s Board designation right pursuant to Section 2.1.

2.4          Resignations.  Notwithstanding anything to the contrary in this Agreement, unless otherwise requested by the Board, if the number of Stephens Designees exceeds the number of directors that the Stephens Stockholders would be permitted to designate pursuant to Section 2.1 at that time, the Stephens Stockholders shall use their reasonable best efforts to cause such number of Stephens Designees to promptly tender his, her or their resignation from the Board and any applicable Committee, and, in each case, the Nominating and Corporate Governance Committee shall recommend to the Board whether to accept or reject such resignation to cause there to no longer be such an excess.

2.5          Committee.  Until the date on which the Stephens Stockholders cease to Beneficially Own at least 25% of the Outstanding Shares in the aggregate, the Stephens Majority shall have the right to require, and the Board shall (if requested by the Stephens Majority) cause, each Committee to contain at least one Stephens Designee as a member, subject to applicable Law and meeting the qualifications required for service on the applicable Committee.  The Stephens Designee chosen to serve on any Committee pursuant to this Section 2.5 shall be determined by a majority of the non-Stephens Designee Directors.

ARTICLE III

VOTING MATTERS

3.1          Voting with Respect to the Election of Directors.  Until the date on which the Stephens Stockholders cease to Beneficially Own more than 20% of the Outstanding Shares in the aggregate, at any annual or special meeting of stockholders of the Company (or if action is taken by written consent of stockholders of the Company in lieu of a meeting), with respect to the election of Directors to the Board, the Stephens Stockholders shall vote or cause to be voted (including, if applicable, by written consent), any and all Voting Securities Beneficially Owned by the Stephens Stockholders in the same proportion as voted by the other holders of Voting Securities.

3.2          Voting with Respect to Other Matters.  Until the date on which the Stephens Stockholders cease to Beneficially Own more than 20% of the Outstanding Shares in the aggregate, at any annual or special meeting of stockholders of the Company (or if action is taken by written consent of stockholders of the Company in lieu of a meeting), with respect to Other Matters, the Stephens Stockholders (i) shall be free to vote (including by written consent) at their sole discretion, in the aggregate, any and all Voting Securities Beneficially Owned by the Stephens Stockholders up to 25% of the Outstanding Shares (the “Maximum Voting Percentage”) and (ii) shall vote or cause to be voted (including, if applicable, by written consent), any and all Voting Securities Beneficially Owned by the Stephens Stockholders in excess of the Maximum Voting Percentage in the same proportion as voted by the other holders of Voting Securities.

3.3          Quorum.  Until the date on which the Stephens Stockholders cease to Beneficially Own more than 15% of the Outstanding Shares in the aggregate, at any annual or special meeting of stockholders of the Company, the Stephens Stockholders shall cause all of the Voting Securities Beneficially Owned by the Stephens Stockholders to be present in person or by proxy for quorum purposes.

3.4          Proxy.  Until the date on which the Stephens Stockholders cease to Beneficially Own at least 10% of the Outstanding Shares in the aggregate, each of the Stephens Stockholders hereby irrevocably appoints as its proxy and attorney-in-fact the Chief Executive Officer, President and Chief Legal & Administrative Officer of the Company, and each of them, in his or her capacity as such, and any individual who shall hereafter succeed to such offices of the Company, with full power of substitution, to cause to be present, vote or execute written consents with respect to all Voting Securities Beneficially Owned by such Stephens Stockholder in accordance with Sections 3.1 or 3.2; provided that such proxy may only be exercised if the applicable Stephens Stockholder has failed to comply with the terms of Sections 3.1, 3.2 or 3.3 by the date that is three (3) Business Days prior to the applicable meeting (or within three (3) Business Days after the request for written consents, as applicable).  This proxy is coupled with an interest and shall be irrevocable, and each Stephens Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to any Voting Securities Beneficially Owned by it.

ARTICLE IV

ADDITIONAL COVENANTS

4.1          Transfer Restrictions.

(a)           The Stephens Stockholders shall not Transfer any Closing Common Shares (x) in excess of 10% of the Closing Common Shares in the aggregate until the date that is the six (6) month anniversary of the Effective Date (the “First Lock-Up End Date”); (y) in excess of 33.4% of the Closing Common Shares in the aggregate until the date that is the twelve (12) month anniversary of the Effective Date; and (z) in excess of 66.7% of the Closing Common Shares in the aggregate until the date that is the eighteen (18) month anniversary of the Effective Date, in each case, other than in Permitted Transfers.

(b)          “Permitted Transfer” means:

(i)           a Transfer to another Stephens Stockholder or, upon prior written notice and subject to the execution of a joinder agreement as set forth in the proviso below, an entity in which one or more Stephens Stockholders, directly, or indirectly through one or more Stephens Stockholders, own equity interests with sufficient voting control in such entity, or otherwise have legally enforceable rights, such that one or more Stephens Stockholders retain sole dispositive power and exclusive voting control with respect to shares of Common Stock held by such entity;

(ii)          a Transfer for estate planning purposes to any trust, partnership, limited liability company or other vehicle for (x) the benefit of such Stephens Stockholder, or (y) Persons other than a Stephens Stockholder so long as one or more of the Stephens Stockholders has sole dispositive power and exclusive voting control with respect to the shares of Common Stock held by such vehicle, upon prior written notice and subject to the execution of a joinder agreement as set forth in the proviso below;

(iii)         a Transfer by will or intestate succession upon the death of a Stephens Stockholder or a division or distribution of a trust described in clause (ii) above;

(iv)         a Transfer pursuant to a qualified domestic order, court order or in connection with a divorce settlement;

(v)          a Transfer that is a bona fide charitable contribution;

(vi)         any Transfer to the Company or any of its Subsidiaries, including pursuant to a share buyback; or

(vii)        any Transfer pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving the Company that has been approved, authorized or recommended by the Board;

provided, that any transferee who receives shares of Common Stock pursuant to a Permitted Transfer in accordance with clause (i) or (ii), (above at any time while this Agreement remains in effect (each, a “Permitted Transferee”) must execute a joinder agreement substantially in the form of Exhibit A hereto and agree to be bound by the terms of this Agreement as if they were an original party (in the capacity of Stephens Stockholder) hereto.

(c)           Until the date on which the Stephens Stockholders cease to Beneficially Own more than 10% of the Outstanding Shares in the aggregate, the Stephens Stockholders shall only Transfer shares of Common Stock if (x) in a Transfer made directly on the Nasdaq or other securities exchange or counter without the use of underwriter(s), broker-dealer(s) or selling agent(s), the transferee is not, to the Stephen Stockholders’ knowledge, a Restricted Person or any Affiliate thereof; (y) in a Transfer pursuant to an Underwritten Offering, broker-dealer or other selling agent, the Stephens Stockholders shall have instructed the managing underwriter(s), broker-dealer(s) or selling agent(s), as applicable, not to Transfer any shares of Common Stock to any Restricted Person; and (z) in any other Transfer, including a privately negotiated transaction, the transferee is not a Restricted Person.  If requested by any Stephens Stockholder, the Company shall provide to such Stephens Stockholder, within five (5) Business Days of such request, its good faith view as to whether a specified Person is a Restricted Entity (provided, that if such Person is not identified by the Company as a Restricted Entity, such Person shall be deemed not to be a Restricted Entity under the terms of this Agreement for a period of six (6) months following the date of such request).

(d)           Any Transfer or attempted Transfer of Common Stock in violation of this Section 4.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.

(e)           Any certificates for shares of Common Stock held by a Stephens Stockholder shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 10, 2024, BY AND BETWEEN DIAMONDBACK ENERGY, INC. AND THE STEPHENS STOCKHOLDERS, AS IT MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF DIAMONDBACK ENERGY, INC.

Notwithstanding the foregoing, upon the request of the applicable Stephens Stockholder, (i) in connection with any Transfer of Common Stock Transferred in accordance with the terms of this Agreement, the Company shall promptly cause the second paragraph of the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, and (ii) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) is no longer required under the Securities Act and applicable state securities Laws, the Company shall, at its sole expense, promptly cause the first paragraph of the legend (or notation) to be removed from any Common Stock to be Transferred in accordance with the terms of this Agreement.

4.2          “Net Long” Position.  Each Stephens Stockholder shall maintain a “net long position” (as such term is defined in Rule 14e-4 of the Exchange Act) with respect to the shares of Common Stock it Beneficially Owns.

4.3          Trading Window.  For so long as a Stephens Director continues to serve as a Director, each Stephens Stockholder shall be subject to, and agrees to comply with, all insider trading policies and procedures applicable to members of the Board.  All Initial Stephens Stockholders hereby acknowledge and agree that they have been provided a copy of such insider trading policies as of the date of this Agreement and agree to comply with such policies for so long as a Stephens Director continues to serve as a Director.

4.4          Notice.  Until the Standstill Removal Date, the Stephens Stockholders shall provide written notice to the Company at least five (5) Business Days prior to making any Transfer, that together with any other Transfer by a Stephens Stockholder in any thirty (30) day period, would constitute the Transfer of shares of Common Stock having a value of more than the Minimum Amount (based on the average closing sale price per share of Common Stock for 10 trading days preceding the date of such notice).  Each such notice shall specify the manner of effecting the Transfer, the number of Common Stock intended to be Transferred, and, to the extent known, the identity or identities of the prospective purchasers, the proposed price per share of the Common Stock and the intended closing date for such Transfer.

4.5          Standstill.

(a)           On and after the Effective Date, the Stephens Stockholders shall not, shall cause their Affiliates not to, and shall cause the representatives of any of the foregoing acting at their direction or on their behalf not to, in any manner, directly or indirectly (including by acting in concert with others through a Group or otherwise), without the prior written consent of, or waiver by, the Company (subject also to compliance with Section 7.3) acquire, offer to acquire, agree to acquire, by purchase or otherwise, or provide financing for the acquisition of, Beneficial Ownership of any Equity Securities of the Company (including any rights, options or other derivative securities or contracts or instruments that derives its value from (in whole or in part, or by reference to) such Equity Securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)), any assets of the Company or any of its Subsidiaries, or any debt instruments or indebtedness of the Company or any of its Subsidiaries other than:  (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company or (B) pursuant to a Permitted Transfer; provided that no Stephens Stockholder shall be in breach of this Section 4.5(a) as a result of the acquisition by any Stephens Designee of any Equity Securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Stephens Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Securities of the Company granted by the Company to any Stephens Designee.  This Section 4.5(a) shall apply during any time when the Stephens Stockholders Beneficially Own at least 20% of the Outstanding Shares in the aggregate.

(b)          Subject to Section 4.5(c), on and after the Effective Date, the Stephens Stockholders shall not, shall cause their Affiliates not to, and shall cause the representatives of any of the foregoing acting at their direction or on their behalf not to, in any manner, directly or indirectly (including by acting in concert with others through a Group or otherwise), without the prior written consent of, or waiver by, the Company (subject also to compliance with Section 7.3):

(i)           make any offer with respect to, or make or submit a proposal with respect to, or ask or request any other person to make an offer or proposal with respect to, in any other way support, make any public announcement or public offer with respect to any acquisition, merger, business combination, recapitalization, reorganization or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is approved or affirmatively recommended by the Board);

(ii)          make, knowingly encourage, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any, or to provide or withhold consents with respect to, Voting Securities, or seek to advise or knowingly influence any Person with respect to the voting of, or the providing or withholding consent with respect to, any Voting Securities (other than, in each case, in a manner that is recommended by the Board’s);

(iii)         seek election to, or seek to place a representative on, the Board, or seek the removal of any member of the Board, or otherwise act, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of the Company (other than with respect to (A) the election or removal of a Stephens Designee in accordance with Section 2.1 or (B) voting (including by written consent) in accordance with Article III);

(iv)         call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(v)          form, join or in any way participate in a Group with respect to Equity Securities (other than a Group consisting solely of Stephens Stockholders);

(vi)         otherwise act, alone or in concert with others, to seek to control or knowingly influence the management or the policies of the Company;

(vii)        advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities;

(viii)       publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing activities, or take any action that a Stephens Stockholder knows, or would reasonably be expected to know, would require the Company to make a public announcement regarding any of the foregoing activities; or

(ix)         contest the validity of Section 4.5(a) or this Section 4.5(b), or contest the validity of, or otherwise challenge in any way the action by the Company to adopt, a ‘poison pill’ or similar anti-takeover device, or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained herein or any such ‘poison pill’ or similar anti-takeover device;

it being understood and agreed that this Section 4.5(b) shall not (A) limit the non-public activities of any Stephens Designee taken in good faith in his or her capacity as a Director, (B) limit the participation of any Stephens Designee in any confidential Board or Committee discussions, deliberations, negotiations or determinations, or (C) prohibit or restrict any Stephens Stockholder from taking any action necessary to comply with any Law or any action required by any Governmental Authority or Exchange requirement (excluding any requirement created by any action undertaken by the Stephens Stockholders, their Affiliates or any Person acting at the direction or on behalf of the Stephens Stockholders in breach of this Section 4.5).

(c)           The restrictions set forth in Section 4.5(b) shall terminate upon the later of (i) ninety (90) days after the Standstill Removal Date, and (ii) ninety (90) days following the date on which all Stephens Designees (including any successor Stephens Designees) cease to serve on the Board.

4.6          Certain Approval Rights.  Until the Standstill Removal Date, the Company shall not, without the Stephens Majority’s prior written consent, (a) amend its amended and restated certificate of incorporation or amended and amended and restated bylaws, each in effect as of the Effective Date (collectively, the “Company Governing Documents”) in any manner that would disproportionately and adversely affect the rights of the Stephens Stockholders, as a group, thereunder compared to other stockholders of the Company, (b) increase the Total Number of Directors to exceed thirteen (13) Directors; or (c) form any new Committee (including an executive committee) involving a material delegation of authority from the Board or amend the charter of any Committee, in each case of this clause (c), in a manner that would disproportionately and adversely affect the rights of the Stephens Stockholders pursuant to this Agreement.  For the avoidance of doubt, any amendments or supplements to the Company Governing Documents to adopt, or reflect the adoption of, a customary stockholder rights plan will not be deemed to materially, disproportionately and adversely affect the rights of the Stephens Stockholders, and the Stephens Majority will not have any consent right set forth in this Section 4.6 with respect thereto.

ARTICLE V

REGISTRATION RIGHTS

5.1          Shelf Registration.

(a)           The Company will prepare, file (to the extent not previously filed) and use its reasonable best efforts to cause to become effective no later than five (5) Business Days following the First Lock-Up End Date, a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement), registering for resale the Registrable Securities under the Securities Act subject to compliance by the Holders of the Registrable Securities with their obligations hereunder, including specifically those obligations set forth in Section 5.1(j).  The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Holder may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC.  Until such time as all Registrable Securities cease to be Registrable Securities or the Company is no longer eligible to maintain a Shelf Registration Statement, the Company shall use its reasonable best efforts to keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act.  Any Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  The Company may satisfy its obligations with respect to the filing of any Shelf Registration Statement by filing with the SEC and providing the applicable Holders with a Prospectus supplement under a “universal” or other Shelf Registration Statement of the Company that also registers sales of securities for the account of the Company or other holders.

(b)           Subject to the transfer restrictions set forth in Section 4.1, any one or more Holders of Registrable Securities may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Holders, in the aggregate, will be entitled to make a demand for a total of three (3) Underwritten Shelf Takedowns per calendar year for so long as the Holders Beneficially Own Registrable Securities having a value, in the aggregate, of more than $2,000,000,000 (based on the average closing sale price per share of Common Stock for 10 trading days preceding the date of such demand).  At the request of such Holders, the plan of distribution for the Underwritten Shelf Takedowns shall include a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Takedown”), provided that the Holders, in the aggregate, will be entitled to make a demand for a Marketed Underwritten Shelf Takedown only if the proceeds from the sale of Registrable Securities in such Marketed Underwritten Shelf Takedown (before the deduction of underwriting discounts) is expected to exceed, in the aggregate, $500,000,000 (five hundred million dollars) (based on the average closing sale price per share of Common Stock for 10 trading days preceding the registration request).  Subject to the other limitations contained in this Agreement, including the transfer restrictions set forth in Section 4.1, the Company shall not be obligated hereunder to effect (x) an Underwritten Shelf Takedown within 60 days after the closing of an Underwritten Shelf Takedown and/or (y) more than two Underwritten Shelf Takedowns in any calendar year.  If an Underwritten Shelf Takedown is not a Marketed Underwritten Shelf Takedown, the Company and its management will not be required to participate in a roadshow or other marketing effort.  For the avoidance of doubt, an Underwritten Shelf Takedown shall not include an “at the market” program.

(c)           If a Holder wishes to engage in an Underwritten Shelf Takedown in the form of a Block Trade, then if such Holder requires any assistance from the Company pursuant to this Section 5.1(c), the Holder shall notify the Company of the Block Trade at least five (5) Business Days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to timely facilitate such Block Trade; provided, that the Holders wishing to engage in such Block Trade shall use commercially reasonable efforts to work with the Company and any underwriters, brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other documentation related to, or required to facilitate, the Block Trade.  For the avoidance of doubt, this Section 5.1(c) shall not apply to any block trades or similar Transfers conducted pursuant to Rule 144 under the Securities Act.

(d)           The request (a “Demand Request”) for an Underwritten Shelf Takedown shall be made by the Holder or Holders making such request (the “Requesting Holder”) by giving written notice to the Company.  The Demand Request shall specify the approximate number of Registrable Securities to be sold in such Underwritten Shelf Takedown and the expected price range of securities to be sold in such Underwritten Shelf Takedown.  Within five Business Days after receipt of any Demand Request for any Marketed Underwritten Shelf Takedown but not for any Block Trade, the Company shall send written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Notice”) and shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five Business Days after sending the Company Notice.

(e)           The Participating Majority shall select one or more nationally prominent firms of investment bankers reasonably acceptable to the Company to act as the managing underwriter or underwriters in connection with such Underwritten Shelf Takedown.  The “Participating Majority” shall mean, with respect to an Underwritten Shelf Takedown, the Holder(s) of a majority of the Registrable Securities requested to be included in such Underwritten Shelf Takedown.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with such underwriter or underwriters in accordance with Section 5.1(i).  The Company will use its reasonable best efforts to cause members of senior management to cooperate with the underwriter(s) in connection with an Underwritten Shelf Takedown and make themselves available to participate in the marketing process in connection with such Underwritten Shelf Takedown as requested by the managing underwriter(s) and providing such additional information reasonably requested by the managing underwriter(s) (in addition to the minimum information required by law, rule or regulation) in any prospectus relating to an Underwritten Shelf Takedown.

(f)           If the managing underwriter(s) for an Underwritten Shelf Takedown, other than a Piggyback Underwritten Offering, advise the Company and the participating Holders in writing that, in their opinion, marketing factors require a limitation of the amount of securities to be underwritten (including Registrable Securities) because the amount of securities to be underwritten is likely to have an adverse effect on the marketability of the offering, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the amount of Registrable Securities that may be included in the underwriting shall be allocated among the participating Holders, (i) first among the participating Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities Beneficially Owned by such Holders, (ii) second to the extent all Registrable Securities requested to be included in such underwriting by the participating Holders have been included, to any other Persons pursuant to contractual registration rights as nearly as possible on a pro rata basis based on the total amount of Registrable Securities (as defined in the contractual registration rights) held by such other Persons requested to be included in such underwriting, (iii) third to the securities the Company proposes to sell and (iv) fourth to all other securities of the Company duly requested to be included, pro rata on the basis of the amount of such other securities requested to be included or such other method determined by the Company.  The Company shall prepare preliminary and final prospectus supplements for use in connection with the Underwritten Shelf Takedown, containing such additional information as may be reasonably requested by the underwriter(s).

(g)          (i)           Without limiting the restrictions on Transfer set forth in this Agreement, if the Company at any time proposes to conduct an Underwritten Offering of equity securities for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 5.1(g)(i).  Such notice shall be given promptly (and in any event at least five Business Days before the filing in connection with the Underwritten Offering or two Business Days before the filing in connection with the Underwritten Offering in connection with a Block Trade); provided, that such Holders shall have no right to include Registrable Securities in a Block Trade).  Each such Holder shall then have four Business Days after the date on which the Holders received notice pursuant to this Section 5.1(g)(i) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering.  Subject to Section 5.1(g)(iii) and Section 5.1(g)(iv), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 5.1(g)(i) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, in each case in their sole discretion, the Company shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (x) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses incurred in connection therewith), and (y) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(ii)          Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the earlier of (x) the execution of an underwriting agreement or (y) filing of a prospectus supplement, or if such offering is not pursuant to an existing registration statement, effectiveness of a registration statement, in each case, with respect thereto by giving written notice to the Company, following which such Holder shall no longer be entitled to participate in such Piggyback Underwritten Offering.

(iii)         If a Piggyback Underwritten Offering is initiated as a primary Underwritten Offering on behalf of the Company and the managing underwriter(s) advise the Company and the Holders (if any Holder has elected to include Registrable Securities in such Piggyback Underwritten Offering) that in their opinion the number of shares of Common Stock proposed to be included in such offering exceeds the number of shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the shares of Common Stock proposed to be sold in such offering), the Company shall include in such Piggyback Underwritten Offering (i) first, the number of shares of Common Stock that the Company proposes to sell, (ii) second, the number of Registrable Securities that the participating Holders requested to be included in such offering, allocated as nearly as possible on a pro rata basis among the Holders based on the number of Registrable Securities each has requested to be so included, and (iii) third, the number of shares of Common Stock requested to be included therein by other holders of Common Stock, pro rata among such other holders on the basis of the number of shares requested to be included therein by all such holders or as such other holders and the Company may otherwise agree.

(iv)         If a Piggyback Underwritten Offering is initiated as an Underwritten Offering on behalf of a holder or holders of shares of Common Stock other than a Holder, and the managing underwriters advise the Company that in their opinion the number of shares of Common Stock proposed to be included in such registration exceeds the number of shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the shares of Common Stock to be sold in such offering), then the Company shall include in such Piggyback Underwritten Offering (i) first, the number of shares of Common Stock requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of shares of Common Stock requested to be included in such offering by the Holders and other Persons having contractual rights to request their shares of Common Stock to be included in such offering, allocated as nearly as possible on a pro rata basis among all such Persons based on the number of shares of Common Stock each such Person has requested to be included, and (iii) third, the number of shares of Common Stock that the Company proposes to sell.

(v)          If any Piggyback Underwritten Offering is a primary or secondary Underwritten Offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(vi)         No Holder may sell Registrable Securities in any Piggyback Underwritten Offering unless it (i) agrees to sell such Registrable Securities on the same basis provided in the underwriting or other distribution arrangements approved by the Company and, in the case of a Piggyback Underwritten Offering that is initiated as an Underwritten Offering on behalf of holder(s) other than a Holder, such other holder(s), and that apply to the Company and/or any other holders involved in such Piggyback Underwritten Offering and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

(vii)        This Section 5.1(g) shall terminate when the Registrable Securities held by the Holders cease to represent more than 5% of the Outstanding Shares

(h)           Upon written notice to the Holders of Registrable Securities, the Company shall be entitled to suspend, for a period of time not to exceed the periods specified in Section 5.2(t) (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if:  (i) the Company receives any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (ii) the SEC issues any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iii) the Company receives any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; or (iv) the Board, chief executive officer or chief financial officer of the Company determines in its or his or her reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided, that the Company shall use its good faith efforts to amend the Registration Statement or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable, unless the Company determines in good faith that such amendment would reasonably be expected to have a materially detrimental effect on the Company.  The Holders acknowledge and agree that written notice of any Suspension Period may constitute material non-public information regarding the Company and shall keep the existence and contents of any such written notice confidential.

(i)            If requested by the managing underwriter(s) for an Underwritten Shelf Takedown, the Company shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be in form and substance (including with respect to representations and warranties by the Company) as is customarily given by the Company to underwriters in an underwritten public offering, and to contain indemnities generally to the effect and to the extent provided in Section 5.5.  The Holders of Registrable Securities participating in such Underwritten Shelf Takedown shall be parties to such underwriting agreement and shall be required to make customary representations and warranties, in each case subject to the requirements of the managing underwriter(s), in connection with any such registration or transfer, including that, at such time, (A) such Holder owns his, her or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (B) such Holder has power and authority to effect such transfer or sale, (C) such transfer or sale by such Holder contemplated by such underwriting agreement, and such Holder’s entry into such underwriting agreement, will not constitute a breach of any agreements to which such Holder is a party or by which such Holder is bound, (D) such transfer or sale contemplated by such underwriting agreement, and such Holder’s entry into such underwriting agreement, shall not constitute a breach or violation of such Holder’s organizational documents, if the Holder is an entity, or any law applicable to such Holder and (E) such matters pertaining to compliance with securities laws as may be reasonably requested.  No Holder may participate in an Underwritten Shelf Takedown unless such Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, beneficial ownership information, powers of attorney, customary indemnities and other documents reasonably required by the managing underwriter(s) under the terms of such underwriting agreement.  Each participating Holder may, at its option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations.

(j)            Each of the Holders hereby agrees (i) to cooperate with the Company and to furnish to the Company all such information regarding such Holder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the Registration Statement and any filings with any state securities commission as the Company may reasonably request, (ii) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the Registration Statement, any amendment or supplement thereto, to any purchaser of Registrable Securities covered by the Registration Statement from the Holder and (iii) if requested by the Company, to notify the Company of any sale of Registrable Securities by such Holder.

5.2          Registration Procedures.  In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will:

(a)           if the Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;

(b)           promptly notify each selling Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(c)           after the Registration Statement becomes effective, promptly notify each selling Holder of any request by the SEC that the Company amend or supplement such Registration Statement or Prospectus;

(d)           prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective during the period set forth in, and subject to the terms and conditions of, this Agreement, and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement for the period required to effect the distribution of the Registrable Securities as set forth in Article V;

(e)           furnish to the selling Holders such numbers of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the Holder and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(f)           use its reasonable best efforts to register and qualify the Registrable Securities under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Holders and any underwriter(s) and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders and any underwriter(s) to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act, or subject itself to taxation in any such jurisdiction, unless the Company is already subject to taxation in such jurisdiction;

(g)          use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Company are then listed;

(h)           provide a transfer agent and registrar for the Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;

(i)            use its reasonable best efforts to furnish, on the date that shares of Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters by the Company in an underwritten public offering, addressed to the underwriters, (ii) a letter dated as of such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters and (iii) an engineers’ reserve report letter as of such date, from the independent petroleum engineers of the Company, in form and substance as is customarily given by independent petroleum engineers to underwriters in an underwritten public offering, addressed to the underwriters;

(j)            if requested by the Holders, cooperate with the Holders and the managing underwriter(s) (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or the managing underwriter (if any) may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;

(k)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by the Company to underwriters in an underwritten public offering, with the underwriter(s) of such offering;

(l)            upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company reasonably requested (collectively, “Records”), and use reasonable best efforts to cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, that Records that the Company determines, in good faith, to be confidential and that it notifies the selling Holders are confidential shall not be disclosed by the selling Holders unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by applicable law.  Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its affiliates (other than with respect to such Holders’ due diligence) unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, to the extent permitted and to the extent practicable it shall give notice to the Company and allow the Company to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(m)          in the case of an Underwritten Offering, if requested by the managing underwriter(s), use reasonable best efforts to enter into customary lock-up agreements with each Director and executive officer of the Company;

(n)           promptly notify the selling Holders and any underwriter(s) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts to obtain promptly the withdrawal of such order;

(o)          promptly notify the selling Holders and any underwriter(s) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus, or a revised Prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any Prospectus, the selling Holders shall deliver such amended, supplemental or revised Prospectus in connection with any offers or sales of Registrable Securities, and shall not deliver or use any Prospectus not so supplemented, amended or revised);

(p)           promptly notify the selling Holders and any underwriter(s) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(q)           make available to each Holder (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as any Holder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities.  The Company will promptly notify the Holders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Registration Statement or of any Prospectus supplement.  The Company will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;

(r)           take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable;

(s)           take such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Securities; and

(t)            notwithstanding any other provision of this Agreement, the Company shall not be required to file a Registration Statement (or any amendment thereto) or effect a requested Underwritten Shelf Takedown (or, if the Company has filed a Shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days if (i) the board of directors determines that a postponement is in the best interest of the Company and its stockholders generally due to a proposed transaction involving the Company and determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) the board of directors determines such registration would render the Company unable to comply with applicable securities laws or (iii) the board of directors determines such registration would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period and/or Suspension Period collectively exceed an aggregate of 120 days in any 12-month period.

(u)           The Company shall use its reasonable best efforts to comply with all of the reporting requirements of the Exchange Act and all other public information reporting requirements of the SEC which are conditions to the availability of Rule 144 for the sale of Registrable Securities.  The Company shall cooperate with each Holder in supplying such information as may be reasonably necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of Rule 144 (or any comparable successor rules).  The Company shall furnish to each Holder upon request a written statement executed by the Company as to whether it has complied with the current public information requirement of Rule 144 (or such comparable successor rules).  Subject to the restrictions on Transfer set forth in this Agreement, the Company shall use its commercially reasonable efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

5.3          Suspension of Dispositions.  Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from the Company of the occurrence of any event of the kind described in Section 5.2(f), Section 5.2(n) or Section 5.2(t), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus.  The Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such Holder either receives the supplemented or amended Prospectus or receives the Advice.  If so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.  The Company shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.  The Holders acknowledge and agree that receipt of a Suspension Notice may constitute material non-public information regarding the Company and shall keep the existence and contents of any such Suspension Notice confidential.  Any Underwritten Shelf Takedown which is suspended because of a Suspension Notice shall not be deemed to be a Demand Request for purposes of Section 5.1(b) unless and until a suspension pursuant to this Section 5.3 is concluded and such Underwritten Shelf Offering is completed.

5.4          Registration Expenses.  All Registration Expenses shall be borne by the Company.  In addition, for the avoidance of doubt, the Company shall pay its internal expenses in connection with the performance of or compliance with this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.  All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

5.5          Indemnification.

(a)           The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder that is a seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 5.5(c)) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iii) against any and all costs and expenses (including reasonable fees, charges and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished to the Company in writing by such seller or any Seller Affiliate expressly for use therein.  The reimbursements required by this Section 5.5(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(b)           In connection with any Registration Statement or Prospectus covering the sale of Registrable Securities in which a Holder that is a seller of Registrable Securities is participating, each such Holder will (i) cooperate with and furnish to the Company such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus or any filings with any state securities commissions, (ii) to the extent required by the Securities Act, deliver or cause delivery of the Prospectus to any purchaser of the Registrable Securities covered by such Prospectus from such Holder and (iii) if requested by the Company, notify the Company of any sale of Registrable Securities by such Holder, and to the fullest extent permitted by law, each such seller will indemnify the Company and its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 5.5(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished by such seller or any of its Seller Affiliates in writing expressly for inclusion in the Registration Statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to the amount of Registrable Securities registered by them, and, provided, further, that such liability will be limited to the net amount received by such seller from the sale of Registrable Securities pursuant to such Registration Statement.

(c)           Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person.  If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing.  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified (which shall be chosen by the Holders of a majority of Registrable Securities so indemnified) by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d)           Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 5.5(a) or Section 5.5(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5.5(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 5.5(c), defending any such action or claim.  Notwithstanding the provisions of this Section 5.5(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Holders’ obligations in this Section 5.5(d) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

If indemnification is available under this Section 5.5, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 5.5(a) and Section 5.5(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 5.5(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 5.5(b).

(e)           No indemnifying party shall be liable for any settlement effected without its written consent.  Each indemnifying party agrees that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect to which indemnification or contribution may be sought hereunder unless the foregoing contains and unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom.

(f)           The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

5.6          Other Registration-Related Matters.

(a)           Each of the parties hereto agrees that the registration rights provided to the Holders herein are not intended to, and shall not be deemed to, override or limit any other restrictions on Transfer to which the Stephens Stockholders may otherwise be subject, whether pursuant to this Agreement or otherwise.

(b)           The registration rights granted to the Holders pursuant to this Agreement shall be subordinate and subject to the registration rights granted by the Company prior to the date of the Merger Agreement, provided that, after the Effective Date, the Company shall not grant any shelf, demand or piggyback registration rights that are senior to the rights granted to the Holders hereunder to any other Person without the prior written consent of Holders holding a majority of the Registrable Securities then outstanding.

5.7          Termination.  This Article V shall terminate automatically and be of no further force and effect upon the date when there shall no longer be any Registrable Securities outstanding that are held by the Holders.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1          Representations and Warranties of the Company.  The Company hereby represents and warrants to the Initial Stephens Stockholders as follows as of the Effective Date:

(a)           The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement.

(b)           The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) the organizational documents of the Company, or (z) any contract or agreement to which the Company is a party.

(c)           The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Initial Stephens Stockholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

6.2          Representations and Warranties of the Initial Stephens Stockholders.  Each Stephens Stockholder hereby represents and warrants to the Company as follows as of the Effective Date:

(a)           If such Initial Stephens Stockholder is an entity, such Initial Stephens Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Such Initial Stephens Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           The execution and delivery by such Initial Stephens Stockholder of this Agreement and the performance by it of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) if such Initial Stephens Stockholder is an entity, its organizational documents, or (z) any contract or agreement to which it is a party.

(c)           If such Initial Stephens Stockholder is an entity, the execution and delivery by such Initial Stephens Stockholder of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part.  This Agreement has been duly executed and delivered by such Initial Stephens Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Initial Stephens Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(d)           None of the Initial Stephens Stockholders owns any Voting Securities (other than the Voting Securities acquired as merger consideration in the Merger).

6.3          No Other Representations or Warranties.  Each of the Company and the Initial Stephens Stockholder hereby acknowledges and agrees that (a) except for the express representations and warranties set forth in this Article VI, neither party hereto nor any Person acting on its behalf is making any representation or warranty of any kind, express or implied, in connection with the negotiation, execution or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby, and (b) neither party hereto has relied on the accuracy or completeness of any information furnished by the other party hereto or any Person acting on its behalf in connection with the negotiation, execution or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby.

ARTICLE VII

GENERAL PROVISIONS

7.1          Termination.  Unless otherwise specified herein, this Agreement shall automatically terminate on the Standstill Removal Date; provided, that Section 4.5(b) shall terminate only in accordance with Section 4.5(c), Section 4.1(e) shall survive the termination of this Agreement indefinitely, Article V shall terminate only in accordance with Section 5.7, and Section 7.16 shall terminate only in accordance with the last sentence thereof.

7.2          Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing) and shall be given, or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto.  Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 7.2 and (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 7.2 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 7.2 or (b) if given by any other means, when delivered at the address specified in this Section 7.2.

if to the Company:

Diamondback Energy, Inc.
500 West Texas Ave., Suite 1200
Midland, TX 79701
Attention: Kaes Van’t Hof, President and Chief Financial Officer
E-mail: KVantHof@DiamondbackEnergy.com

with a copy (not constituting notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attn:	Zachary S. Podolsky
Steven R. Green
Email:	ZSPodolsky@wlrk.com
SRGreen@wlrk.com

if to the Initial Stephens Stockholders:

Endeavor Manager, LLC
7411 Greenbrier Dr
Dallas, TX 75225
Attn:
Email:

with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019
Attn:	Krishna Veeraraghavan
Benjamin M. Goodchild
Email:	kveeraraghavan@paulweiss.com
bgoodchild@paulweiss.com

7.3          Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified, and any provision hereof waived, only by a written instrument executed by the Company and the Stephens Majority.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 7.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such successor or permitted assign entered into or approved such amendment, supplement or modification.  Consent or refusal to consent to any amendment, supplement, modification or waiver may be given or withheld by a party in its sole discretion.

7.4          Further Assurances.  Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

7.5          Assignment.  This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned, except by any Stephens Stockholder to any Permitted Transferee that has executed a joinder agreement substantially in the form attached as Exhibit A to this Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.

7.6          Third Parties.  This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

7.7          Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

7.8          Jurisdiction; Waiver of Jury Trial.  In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, each of the parties hereto, by execution and delivery of this Agreement, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 7.2.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

7.9          Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

7.10          Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

7.11        Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

7.12       Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

7.13       Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

7.14        Effectiveness of This Agreement.  This Agreement shall become automatically effective upon the Effective Date, without the requirement of any further action by any Person, and until the Effective Date (if any), this Agreement shall be of no force or effect and shall create no rights or obligations on the part of any party hereto.

7.15        Actions by the Stephens Majority.  Any action taken with respect to this Agreement by the Stephens Majority shall be binding on all Stephens Stockholders.

7.16       Confidentiality.  The Stephens Stockholders will, and will cause their Affiliates and representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Stephens Stockholders, their Affiliates or their or their respective representatives by or on behalf of the Company or any of its representatives (including, for all purposes hereunder, any Stephens Designee in the event that the Company elects (which it may do in its sole discretion) to permit such Stephens Designee to disclose any such information to the Stephens Stockholders or their Affiliates) ( collectively, the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Stephens Stockholders’ investment in the Company made pursuant to the closing of the transactions contemplated by the Merger Agreement (a “Permitted Purpose”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Stephens Stockholders, any of their Affiliates or any of their respective representatives (including any Stephens Designee) in violation of this Section 7.16 or any other direct or indirect duty of confidentiality to the Company, (ii) was or becomes available to the Stephens Stockholders, any of their Affiliates or any of their respective representatives on a non-confidential basis from a source other than the Company or its representatives; provided that such source was not known after due inquiry to be subject to any duty or obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Stephens Stockholders, any of their Affiliates or any of their respective representatives, provided that such information is not known after due inquiry, to be subject to any duty or obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) is independently developed by the Stephens Stockholders, any of their Affiliates or any of their respective representatives without reference to, incorporation of, reliance on or other use of any Confidential Information.  The Stephens Stockholders agree, on behalf of themselves and their Affiliates and their and their respective representatives, that Confidential Information may be disclosed solely (i) to their Affiliates and respective representatives to the extent required for a Permitted Purpose, and in any event shall not be shared with any such representative who, to the knowledge of the Stephens Stockholders, has an employment, director, officer, operating partner or similar relationship with a Restricted Entity, and (ii) in the event that the Stephens Stockholders, any of their Affiliates or any of their or their respective representatives are requested or required by applicable Law, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the applicable Stephens Stockholders, their Affiliates and their and their respective representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case the applicable Stephens Stockholders shall use reasonable best efforts to assist the Company in this respect).  This Section 7.16 shall terminate upon the later of (i) ninety (90) days after the Standstill Removal Date, and (ii) ninety (90) days following the date on which all Stephens Designees (including any successor Stephens Designees) cease to serve on the Board.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

DIAMONDBACK ENERGY, INC.

By:	/s/ Kaes Van’t Hof
	Name:	Kaes Van’t Hof
	Title:	President and Chief Financial Officer

[Signature Page to Stockholders Agreement]

INITIAL STEPHENS STOCKHOLDERS:

Endeavor Manager, LLC

By:	/s/ Lyndal Stephens Greth
Name:	Lyndal Stephens Greth
Title:	Chairman of the Board

[Signature Page to Stockholders Agreement]

ACS Capital Holdings, LP

By:	ACS Capital Management, LLC,
its general partner

By:	/s/ Lyndal Stephens Greth
	Name:	Lyndal Stephens Greth
	Title:	Manager

[Signature Page to Stockholders Agreement]

/s/ Linda C. Stephens
Linda C. Stephens

[Signature Page to Stockholders Agreement]

SFT 1 Holdings, LLC

By:	SFT Management, LLC, its manager

By:	/s/ Lyndal Stephens Greth
	Name:	Lyndal Stephens Greth
	Title:	Manager

[Signature Page to Stockholders Agreement]

SFT 2 Holdings, LLC

By:	SFT Management, LLC, its manager

By:	/s/ Lyndal Stephens Greth
	Name:	Lyndal Stephens Greth
	Title:	Manager

[Signature Page to Stockholders Agreement]

Wolfrock Energy, LLC

By:	/s/ Charles A. Meloy
	Name:	Charles A. Meloy
	Title:	Manager

[Signature Page to Stockholders Agreement]